As filed with the Securities and Exchange Commission on October 10, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAPITAL ONE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	54-171854 (I.R.S. Employer Identification No.)

2890 Fairview Park Drive, Suite 1300
Falls Church, Virginia 22042
(Address of Principal Executive Offices) (Zip Code)

CAPITAL ONE FINANCIAL CORPORATION
2002 ASSOCIATE STOCK PURCHASE PLAN
(Full Title of the Plan)

John G. Finneran, Jr., Esq.
Executive Vice President, General Counsel and Corporate Secretary
2980 Fairview Park Drive, Suite 1300
Falls Church, Virginia 22042
(Name and Address of Agent for Service)

(703) 205-1000
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Mary E. Alcock, Esq.
Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10006

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount	Proposed Maximum	Proposed Maximum	Amount of
to be	to be	Offering Price Per	Aggregate Offering	Registration
Registered	Registered	Share	Price	Fee

Common Stock, par value $.01, including attached Rights(3)	3,000,000 shares (1)	$28.61(2)	$85,830,000(2)	$7,896.36(2)

(1)	Represents the maximum number of shares of common stock of Capital One Financial Corporation (the “Common Stock”) that may be offered and sold under the Capital One Financial Corporation 2002 Associate Stock Purchase Plan (the “Plan”), together with an indeterminate number of shares that may be necessary to adjust such number of shares as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Capital One Financial Corporation (the “Registrant”).

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 with respect to shares of Common Stock issuable pursuant to the Plan and based upon the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange on October 7, 2002.

(3)	The Rights are to purchase the Registrant’s Cumulative Participating Junior Preferred Stock. Until the occurrence of certain prescribed events, none of which has occurred as of the date of this Registration Statement, the Rights are not exercisable, are evidenced by the certificates representing the Registrant’s Common Stock, and will be transferred along with, and only with, the Registrant’s Common Stock.

Part I

     The information specified in Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Note 1 to Part I of Form S-8 and Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by the Registrant as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, heretofore filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

     (a)  The Registrant’s Annual Report on Form 10-K, dated March 22, 2002 as amended on Form 10K/A filed on August 14, 2002, relating to the fiscal year ended December 31, 2001;

     (b)  The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 16, 2002, April 16, 2002, April 23, 2002, July 16, 2002 and August 14, 2002;

     (c)  The Registrant’s Quarterly Reports on Form 10-Q, filed with the Commission on May 15, 2002 and August 13, 2002;

     (d)  The descriptions of the Registrant’s Common Stock which are contained in the registration statements on Form 8-A dated October 17, 1994 and November 16, 1995 by the Registrant to register such securities under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such descriptions; and

     (e)  The description of the rights to purchase the Registrant’s Cumulative Participating Junior Preferred Stock contained in the registration statement on Form 8-A dated November 16, 1995 by the Registrant to register such securities under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     John G. Finneran, Jr., Esq., Executive Vice President, General Counsel and Corporate Secretary of the Registrant, who has rendered the opinion attached hereto as Exhibit 5.1, may participate in the Plan and currently holds 27,051 shares of Common Stock, vested options to purchase an additional 131,652 shares of Common Stock issued under the Registrant’s 1994 Stock Incentive Plan and unvested options to purchase an additional 523,293 shares of Common Stock issued under the Registrant’s 1994 Stock Incentive Plan.

Item 6. Indemnification of Directors and Officers.

     Under Section 145 of the General Corporation Law of the State of Delaware (the “GCL”), a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding, civil or criminal, by reason of the fact that he or she is or was a director or officer of such corporation if such person acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful, except that, in the case of any action or suit by or in the right of the corporation, no indemnification is permitted if the person shall be adjudged liable to the corporation other than indemnification for such expenses as a court shall determine such person is fairly and reasonably entitled to.

     Article XI of the Registrant’s Restated Certificate of Incorporation and Section 6.7 of the Registrant’s Restated Bylaws provide, in general, for mandatory indemnification of directors and officers to the fullest extent permitted from time to time by the GCL or any other applicable law, against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of the Registrant itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or of a knowing violation of the criminal law.

     Under Article X of the Registrant’s Restated Certificate of Incorporation, a director of the Registrant is not personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant also maintains a directors’ and officers’ insurance policy which insures the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant.

     The Plan provides for indemnification of each member of the committee and the Registrant’s Board of Directors responsible for administering the Plan, as well as each other director, employee or consultant of the Company to whom any power or duty relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability arising out of any action, omission or determination relating to the Plan, to the maximum extent permitted by law.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K).

Exhibit No	Document

4.1	Capital One Financial Corporation 2002 Associate Stock Purchase Plan

4.2	Restated Certificate of Incorporation of the Registrant

4.3	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant

4.4	Restated Bylaws of the Registrant

4.5	Rights Agreement dated as of November 16, 1995, between Capital One Financial Corporation and Equiserve Trust Company, N.A. as successor to First Chicago Trust Company of New York, as successor to Mellon Bank N.A., as Rights Agent

4.6	Amendment Number 1 to Rights Agreement, dated as of April 29, 1999, between Capital One Financial Corporation and Equiserve Trust Company, N.A., as successor to First Chicago Trust Company of New York, as successor to Mellon Bank N.A., as Rights Agent

4.7	Amendment Number 2 to Rights Agreement, dated as of October 18, 2001, between Capital One Financial Corporation and Equiserve Trust Company, N.A., as successor to First Chicago Trust Company of New York, as successor to Mellon Bank N.A., as Rights Agent

5.1	Opinion of John G. Finneran, Jr., General Counsel of the Registrant, regarding the validity of the securities being registered

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of John G. Finneran, Jr., General Counsel of the Registrant (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

            (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

             (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on October 10, 2002.

CAPITAL ONE FINANCIAL CORPORATION

By: /s/ John G. Finneran, Jr.

John G. Finneran, Jr. Corporate Secretary

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. Willey, John G. Finneran, Jr. and Frank R. Borchert, III, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all future amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, state securities law administrators, other governmental authorities, the National Association of Securities Dealers, Inc., and stock exchanges, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities on October 10, 2002.

Signature	Title

/s/ Richard D. Fairbank Name: Richard D. Fairbank	Chairman of the Board, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Nigel W. Morris Name: Nigel W. Morris	President and Chief Operating Officer and Director

/s/ David M. Willey Name: David M. Willey	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ William R. Dietz Name: William R. Dietz	Director

/s/ James A. Flick, Jr. Name: James A. Flick, Jr.	Director

/s/ Patrick W. Gross Name: Patrick W. Gross	Director

/s/ James V. Kimsey Name: James V. Kimsey	Director

/s/ Stanley I. Westreich Name: Stanley I. Westreich	Director

EXHIBIT INDEX

Exhibit Number	Description	Method of Filing

4.1	Capital One Financial Corporation 2002 Associate Stock Purchase Plan	Filed herewith

4.2	Restated Certificate of Incorporation of the Registrant	Filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ending December 31, 1994 (File No. 1-13300) and incorporated herein by reference

4.3	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant	Filed as Exhibit 3.1.2 to the Registrant’s Report on Form 8-K, filed January 16, 2001 (File No. 1-13300) and incorporated herein by reference

4.4	Restated Bylaws of the Registrant	Filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K, as amended, for the year ending December 31, 1999 (File No.1-13300) and incorporated herein by reference

4.5	Rights Agreement, dated as of November 16, 1995, between Capital One Financial Corporation and Equiserve Trust Company, N.A., as successor to First Chicago Trust Company of New York, as successor to Mellon Bank N.A., as Rights Agent	Filed as Exhibit 4.1 to the Registrant’s Report on Form 8-K, filed November 16, 1995 and incorporated herein by reference

4.6	Amendment Number 1 to Rights Agreement, dated as of April 29, 1999, between Capital One Financial Corporation and Equiserve Trust Company, N.A., as successor to First Chicago Trust Company of New York, as successor to Mellon Bank N.A., as Rights Agent	Filed as Exhibit 4.2.2 to the Registrant’s Report on Form 8-K, filed May 5, 1999 and incorporated herein by reference

4.7	Amendment Number 2 to Rights Agreement, dated as of October 18, 2001, between Capital One Financial Corporation and Equiserve Trust Company, N.A., as successor to First Chicago Trust Company of New York, as successor to Mellon Bank N.A., as Rights Agent	Filed as Exhibit 99.1 to the Registrant’s Report on Form 8-K, filed November 2, 2001 and incorporated herein by reference

5.1	Opinion of John G. Finneran, Jr., General Counsel of the Registrant, regarding the validity of the securities being registered	Filed herewith

23.1	Consent of Ernst & Young LLP, Independent Auditors	Filed herewith

23.2	Consent of John G. Finneran, Jr., General Counsel of the Registrant	Included in Exhibit 5.1

24.1	Power of Attorney	Included on signature page